Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFLINK CORPORATION REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

BELLEVUE, WA – (November 14, 2005) – SAFLINK® Corporation (NASDAQ: SFLK), a leading provider of biometric and smart card security solutions, today reported its financial results for its third quarter ended September 30, 2005.

Revenue for the third quarter of 2005 was $2.4 million, compared to $1.8 million for the second quarter of 2005 and $2.4 million for the third quarter of 2004. SAFLINK reported a net loss attributable to common stockholders of $26.1 million, or $0.30 per share, in the third quarter of 2005, which included non-cash impairment charges to goodwill of $19.3 million and intangible assets of $600,000. This is compared to a net loss attributable to common stockholders of $6.6 million, or $0.08 per share, in the second quarter of 2005, and a net loss attributable to common stockholders of $7.2 million, or $0.12 per share, in the third quarter of 2004.

Non-GAAP operating loss for the third quarter of 2005 was $5.5 million, which excludes certain non-cash charges such as amortization of intangible assets, impairments of goodwill and intangible assets and stock-based compensation expense. This is compared to a non-GAAP operating loss of $4.1 million for the third quarter of 2004. SAFLINK believes that supplementary non-GAAP measures for operating results enhance an investor’s overall understanding of the financial performance of SAFLINK by reconciling more closely the actual cash expenses of SAFLINK in its operations, as well as excluding expenses that, in management’s view, are unrelated to the core operations of SAFLINK. A reconciliation of non-GAAP operating loss and non-GAAP net loss to reported GAAP operating loss and net loss is provided below.

Glenn Argenbright, President and CEO of SAFLINK commented, “The third quarter was marked by our delivery on two large projects – the eastern state penitentiary system and Florida seaport initiatives, as well as the launch of our new product EntryPoint™. The product was well-received in the marketplace and we look forward to rolling out additional solutions in connection with EntryPoint and other developed technology in the next three to six months.”

Argenbright continued, “We were also gratified to see further movement on some of the major Federal initiatives we’ve been pursuing, especially the Registered Traveler program, for which the roll-out timetable was clarified in recent weeks by the Transportation Security Administration.”

SAFLINK will hold a conference call to discuss financial results today at 5:00 PM EST. SAFLINK may provide forward-looking information on this call. To listen to the conference, please call 1-800-938-0653, domestically, or 973-935-2408, internationally. A recording of the call will be available on the Investors page of the SAFLINK web site for thirty days after the call.

About SAFLINK

SAFLINK Corporation offers biometric security and smart card solutions that protect intellectual property, secure information assets and eliminate passwords. SAFLINK Identity Assurance Management™ solutions allow administrators to verify identity and control access to computer networks, physical facilities and applications. SAFLINK also offers protection and privacy for email, web applications and electronic documents. For more information, please visit http://www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK” is a registered trademark of SAFLINK Corporation. “EntryPoint” and “Identity Assurance Management” are trademarks of SAFLINK Corporation.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products, our ability to compete with competitors and the growth of the security market. In addition, our success will depend in part on our ability to keep pace with a changing marketplace, integrate new technology into our core software and hardware and introduce new products and product enhancements that build off of our existing technologies to address the changing needs of the marketplace. Various technical problems and resource constraints may impede the development, production, distribution and marketing of our products and services. Also, laws, rules, regulations or industry standards may be adopted in response to these technological changes, which in turn, could materially and adversely affect how we will do business. We encourage you to review other factors that may affect our future results in our Annual Report on Form 10-K, as well as other documents we file periodically with the Securities and Exchange Commission.

INVESTOR RELATIONS CONTACT:

Tony Schor, Lindsay Kenoe

(847) 945-2222

www.investorawareness.com

SAFLINK PRESS CONTACT:

Sterling Communications

Rachel Berry

(253) 853-5030

rberry@sterlingpr.com

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SAFLINK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenue:
Product	$2,032	$1,924	$4,309	$2,872
Service	326	487	2,039	1,259

Total revenue	2,358	2,411	6,348	4,131
Cost of revenue:
Product	966	851	1,842	1,453
Service	221	311	1,242	764
Amortization of intangibles	670	463	2,012	557

Total cost of revenue	1,857	1,625	5,096	2,774

Gross profit	501	786	1,252	1,357
Operating expenses:
Product development	2,313	1,658	6,925	3,380
Sales and marketing	2,378	2,193	7,060	5,164
General and administrative	1,965	1,541	5,499	3,590
Amortization of intangibles	38	31	116	58
Impairment loss on intangible assets	600	—	1,500	—
Impairment loss on goodwill	19,300	—	19,300	—
Stock-based compensation	295	380	1,162	399

Total operating expenses	26,889	5,803	41,562	12,591

Operating loss	(26,388)	(5,017)	(40,310)	(11,234)
Interest expense	(37)	(21)	(103)	(22)
Other income, net	135	73	296	107
Change in fair value of outstanding warrants	—	(29)	172	1,808

Loss before income taxes	(26,290)	(4,994)	(39,945)	(9,341)
Income tax provision	(203)	13	(501)	39

Net loss	(26,087)	(5,007)	(39,444)	(9,380)
Modification of outstanding warrants	—	(2,167)	(59)	(2,167)

Net loss attributable to common stockholders	$(26,087)	$(7,174)	$(39,503)	$(11,547)

Basic and diluted loss per common share	$(0.30)	$(0.12)	$(0.48)	$(0.28)
Weighted average number of common shares outstanding	88,057	60,202	82,792	40,574

SAFLINK CORPORATION

Supplemental Non-GAAP Information

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Operating loss	$(26,388)	$(5,017)	$(40,310)	$(11,234)
Adjustments to reconcile operating loss in the financial statements to non-GAAP operating loss:
Amortization of intangibles – cost of sales	670	463	2,012	557
Amortization of intangibles – general and administrative	38	31	116	58
Impairment loss on intangible assets	600	—	1,500	—
Impairment loss on goodwill	19,300	—	19,300	—
Stock-based compensation	295	380	1,162	399

Non-GAAP operating loss	$(5,485)	$(4,143)	$(16,220)	$(10,220)

Net loss attributable to common shareholders	$(26,087)	$(7,174)	$(39,503)	$(11,547)
Adjustments to reconcile net loss attributable to common shareholders in the financial statements to non-GAAP net loss attributable to common stockholders:
Amortization of intangibles – cost of sales	670	463	2,012	557
Amortization of intangibles – general and administrative	38	31	116	58
Impairment loss on intangible assets	600	—	1,500	—
Impairment loss on goodwill	19,300	—	19,300	—
Stock-based compensation	295	380	1,162	399
Change in warrant valuation	—	29	(172)	(1,808)
Modification of outstanding warrants	—	2,167	59	2,167
Tax benefit related to impairment loss on intangible assets	(216)	—	(540)	—
Deferred income tax associated with acquisition	13	13	39	39

Non-GAAP net income attributable to common shareholders	$(5,387)	$(4,091)	$(16,027)	$(10,135)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.07)	$(0.19)	$(0.25)
Weighted average number of common shares outstanding	88,057	60,202	82,792	40,574

Statement Regarding Non-GAAP Disclosures:

To supplement the financial information that is presented in accordance U.S. generally accepted accounting principles (GAAP), we present certain financial measures that exclude certain non-cash charges, including charges related to acquisitions such as amortization of intangible assets, impairments of goodwill and intangible assets and stock-based compensation expense which would otherwise be required by GAAP. We believe that these non-GAAP measures facilitate evaluation by management and investors of our ongoing operating business and enhance overall understanding of our financial performance by reconciling more closely our actual cash expenses in operations as well as excluding expenses that in management’s view are unrelated to our core operations, the inclusion of which may make it more difficult for investors to compare our results from period to period.

Non-GAAP financial measures should not be considered in isolation from, as a substitute for, or superior to, financial information presented in compliance with GAAP, and non-GAAP financial measures we report may not be comparable to similarly titled items reported by other companies.

SAFLINK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$21,201	$22,217
Accounts receivable, net	1,818	1,737
Inventory	497	672
Prepaid expenses	484	756
Other current assets	234	278

Total current assets	24,234	25,660
Furniture and equipment, net	1,026	1,153
Intangible assets, net	20,557	24,186
Goodwill	75,923	95,223

Total assets	$121,740	$146,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,603	$1,665
Accrued expenses	2,487	2,207
Notes payable to related party	1,250	1,250
Other current obligation	765	937
Deferred revenue	213	340

Total current liabilities	6,318	6,399
Deferred tax liability	127	628

Total liabilities	6,445	7,027
Stockholders’ equity:
Common stock	889	797
Additional paid-in capital	268,762	254,328
Deferred stock-based compensation	(764)	(1,841)
Accumulated deficit	(153,952)	(114,089)

Total stockholders’ equity	115,295	139,195

Total liabilities and stockholders’ equity	$121,740	$146,222